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                                 EXHIBIT 99.1


On May 8, 1998, the Registrant issued the following press release:

"FOR IMMEDIATE RELEASE                                  Contact: J. Frank Keller
 ---------------------                                            Larry Busnardo
                                                                  (303) 572-3900


                   BARRETT RESOURCES DRILLED DORADO PROSPECT


Denver, Colo., May 8, 1998 Barrett Resources Corporation (NYSE: BRR) has reached total depth of 7,374 feet on its Dorado 67-35-1X well on its Dorado Prospect. This is the first test ever drilled on the 2 million acre Block 67 in the Maranon Basin of Peru. Oil shows were encountered in several sandstone benches in both the Vivian and Chonta sandstones. Log calculations indicate the potential of approximately 50 feet of combined oil pay in three to four sandstone benches of Vivian and Chonta sandstones. These zones will be tested through 9 5/8" casing, which is being set and cemented, to analyze the type of fluid present, oil gravity, flow rates, reservoir pressure and other reservoir data. The analysis will determine if the well contains commercial quantities of high gravity oil and if it is capable of producing oil at commercial rates. It is estimated it will take approximately three to four weeks to complete this testing. Barrett Resources Corporation is the operator and has a 70 percent working interest in Block 67.

The Dorado 67-35-1X well is the first of three exploratory wells that the Company and its partners plan to drill during 1998 on three separate prospects in Block 67. After the testing of the Dorado 67-35-1X well has been completed, the rig will be moved to the Pirana Prospect where it will drill the second well, a 7,269 foot pre-Cretaceous test.

Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas, Oklahoma, New Mexico and Texas, and the Gulf of Mexico region of offshore Texas and Louisiana. For additional information about Barrett, please visit our Web site at www.brr.com.

This release contains forward-looking statements regarding Barrett Resources Corporation's future plans
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and expected performance based on assumptions we believe to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, fluctuations in the price of crude oil and natural gas, the success rate of exploration efforts and the timeliness of development activities, particularly in the Gulf of Mexico, Wind River Basin and Peru, and the changes in the political and economic environment of countries in which the Company has international operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC.